                                                                      Exhibit 12

                                LA QUINTA INNS, INC.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands, except ratios)

                                       Three Months
                                       Ended March 31                        Years Ended December 31
                                    ---------------------    -------------------------------------------------------
                                     1997          1996        1996        1995        1994        1993        1992
                                    ------        ------     -------      ------      ------      ------     -------
Earnings (loss) before income
 taxes, extraordinary items and
 cumulative effect of
 accounting change (1) ............ $26,426       $17,249    $ 96,379    $ 82,994    $ 61,991    $31,836    $(7,270)
Partners' equity in earnings.......     233           443       1,499      10,227      11,406     12,965     15,081
Partners' equity in earnings
 of combined unincorporated
 ventures that do not have
 fixed charges.....................       -          (318)       (770)     (1,854)     (1,577)    (1,652)    (1,504)
Fixed charges......................  13,925        11,405      48,983      42,797      40,814     32,477     34,270
Interest capitalized...............  (2,120)         (815)     (5,429)     (1,313)       (889)         -        (50)
Amortization of capitalized
 interest..........................     240           210         893         803         772        799        799
                                    -------       -------    --------    --------    --------    -------    -------
   Earnings as adjusted............ $38,704       $28,174    $141,555    $133,654    $112,517    $76,425    $41,326
                                    -------       -------    --------    --------    --------    -------    -------
                                    -------       -------    --------    --------    --------    -------    -------
Fixed charges:
   Interest on long-term debt
    (before capitalized interest).. $13,642       $11,135    $ 47,897    $ 41,734    $ 39,749    $31,366    $33,137
   Portion of rental expense
    allocated to interest..........     283           270       1,086       1,063       1,065      1,111      1,133
                                    -------       -------    --------    --------    --------    -------    -------
      Total fixed charges.......... $13,925       $11,405    $ 48,983    $ 42,797    $ 40,814    $32,477    $34,270
                                    -------       -------    --------    --------    --------    -------    -------
                                    -------       -------    --------    --------    --------    -------    -------
Ratio of earnings to fixed
 charges...........................     2.8x          2.5x        2.9x        3.1x        2.8x       2.4x       1.2x
                                    -------       -------    --------    --------    --------    -------    -------
                                    -------       -------    --------    --------    --------    -------    -------

(1) The Three Months Ended March 31, 1996 and Years Ended December 31, 1996 and 1995, include a non-cash provision for premature retirement of assets totaling $6,635, $18,076 and $12,630, respectively.

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